Exhibit 99.1

COMPANY CONTACT:	FOR IMMEDIATE RELEASE
Jeff Magids
Director of Finance & Investor Relation
(281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Extension of Revolving Credit Facility and Increased Borrowing Base

Houston, TX – June 23, 2022 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced it has received bank approval to amend its senior secured revolving credit facility (“Credit Facility”) to extend the maturity of the Credit Facility to October 2026, increase the borrowing base from $525 million to $775 million, and reduce the interest rate margin for amounts outstanding, amongst other things, in connection with SilverBow’s two recent strategic acquisitions including the oil and gas assets of SandPoint Operating, LLC, a subsidiary of SandPoint Resources, LLC in May 2022 (collectively, “SandPoint”) and Sundance, as defined below. The amended Credit Facility and borrowing base increase will go into effect with the closing the Company’s previously announced acquisition of substantially all of the oil and gas assets from Sundance Energy, Inc. and certain affiliated entities, (collectively, “Sundance”).

MANAGEMENT COMMENTS

Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “Today’s announcement is a testament to the quality and breadth of our asset base. SilverBow’s legacy assets coupled with the acquisitions we have closed over the past year and expect to close soon have transformed the Company into a premier South Texas operator with increasing scale. I would like to thank our bank syndicate for their support. Their confidence in SilverBow is displayed with the step up of approximately 50% in our borrowing base as well as the extension of the tenor of our Credit Facility. With a meaningful free cash flow profile, substantial liquidity, and a deep inventory of drilling locations, SilverBow is well positioned to effectuate our growth strategy through both the drill bit and accretive acquisitions.”

ABOUT SILVERBOW RESOURCES, INC.

SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management’s expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control including the closing of the Sundance acquisition. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements.